Exhibit 5.2

November 29, 2022

Selina Hospitality PLC

6th Floor, 2 London Wall Place

Barbican, London EC2Y 5AU

England

Re: Registration Statement on Form F-1

Ladies and Gentlemen:

We have acted as United States counsel to Selina Hospital PLC, a company incorporated in England and Wales under English law (the “Company”), in connection with the Registration Statement on Form F-1 originally filed with the Securities and Exchange Commission (the “Commission”) on November 29, 2022, pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”) relating to warrants to purchase 10,849,929 ordinary shares of $0.005064 (to six decimal places) each in the capital of the Company (the “Ordinary Shares”) comprised of (i) warrants to purchase 6,575,000 Ordinary Shares (the “Private Placement Warrants”) at an exercise price of $11.50 per share, which were originally issued by BOA Acquisition Corp. (“BOA”) to Bet on America LLC in connection with BOA’s initial public offering, and subsequently assigned to, and assumed by, the Company on October 27, 2022; and (iii) warrants to purchase 4,274,929 Ordinary Shares (the “Convertible Note Warrants” and, together with the Private Placement Warrants, the “Warrants”) at an exercise price of $11.50 per share, which were issued by the Company on October 27, 2022 to certain investors in connection with the issuance by the Company to such investors of $147.5 million aggregate principal amount of unsecured convertible notes for an aggregate purchase price of $118.0 million. The Private Placement Warrants are governed by the Amended and Restated Warrant Agreement (the “Warrant Agreement”) effective as of October 27, 2022 by and among the Company, BOA and Computershare Inc., and its affiliate, Computershare Trust Company, N.A. (collectively, the “Warrant Agent”).

We have examined the Warrant Agreement, the form of warrant certificate in respect of the Private Placement Warrants, the form of warrant certificate in respect of the Convertible Note Warrants and such other documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed, without independent investigation, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, the authenticity of the originals of those latter documents, and the legal capacity of all individuals who have executed any of the documents reviewed by us. As to questions of fact material to this opinion, we have, to

Morgan, Lewis & Bockius LLP

101 Park Avenue New York, NY 10178-0060	+1.212.309.6000
United States	+1.212.309.6001

Selina Hospitality Plc

November 29, 2022

the extent deemed appropriate, relied upon the factual matters contained in the representations and warranties made in the documents examined by us and upon certificates of public officials. We have assumed that each of BOA and the Warrant Agent is validly existing, has duly authorized, executed and delivered the Warrant Agreement, and had all requisite legal ability to do so. We have also assumed that pursuant to English law the Company is validly existing, and had the requisite power to execute the Warrant Agreement.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that, the Warrants will be legally binding obligations of the Company except: (a) as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the Federal and state securities laws, and (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

We are opining solely on all applicable statutory provisions the laws of the State of New York. Our opinion is based on these laws as in effect on the date hereof and as of the effective date of the Registration Statement, and we assume no obligation to revise or supplement this opinion after the effective date of the Registration Statement should the law be changed by legislative action, judicial decision, or otherwise. We express no opinion as to whether the laws of any other jurisdiction (including without limitation the laws of England and Wales) are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any other international, Federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP